EXHIBIT 99.1

Altavista, VA July 25, 2007 — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $660,000 or $0.44 per basic share for the quarter ended June 30, 2007, and $1,228,000 or $0.83 per basic share for the six months ended June 30, 2007 compared to net income after taxes of $624,000 or $0.43 per basic share and $1,200,000 or $0.82 per basic share, respectively, for the same periods of 2006.

Profitability as measured by the Company’s return on average assets (ROA) was 0.94% for the six months ended June 30, 2007, compared to 1.02% for the same period of 2006. Another key indicator of performance, the return on average equity (ROE) for the six months ended June 30, 2007 was 9.83%, compared to 10.21% for the six months ended June 30, 2006.

Total interest income increased 20.97% or $793,000 in the second quarter of 2007 compared to the same time period in 2006. Total interest income increased 21.17% or $1,558,000 in the first half of 2007 compared to the first half of 2006. Interest income increased as a result of net loans outstanding increasing by $31,726,000 since June 30, 2006 and the yield on earning assets increasing by 54 basis points in the same time period.

Total interest expense increased 36.78% or $551,000 in the second quarter of 2007 compared to the same time period in 2006. Total interest expense increased 36.74% or $1,069,000 in the first half of 2007 compared to the first half of 2006. Interest expense increased due to the impact of the upward repricing of deposits as cost of funds increased by 59 basis points and total deposits grew by $26,401,000 in the past twelve months.

Noninterest income decreased 1.20% or $8,000 in the second quarter of 2007 compared to the same time period of 2006. Noninterest income increased $39,000 or 3.18% for the six months ended June 30, 2007 compared to the same period of 2006. The increase from the first half of 2006 to the first half of 2007 was primarily due to slight increases in service charges and commissions.

Noninterest expense increased 7.49% or $146,000 in the second quarter of 2007 compared to the same time period of 2006. Noninterest expense increased 11.66% or $440,000 for the six months ended June 30, 2007 compared to the same period of 2006. The increase in noninterest expense is attributed primarily to the effect of overall growth of the Company on personnel expenses and fixed asset costs.

“We are pleased with the progress we have achieved in the second quarter of 2007 in terms of growth in both earnings and assets,” stated Rob Gilliam, President and CEO for both Pinnacle Bankshares and First National Bank.

Total assets at June 30, 2007 were $268,227,000, up 4.60% from $256,421,000 at December 31, 2006. The principal components of the Company’s assets at the end of the period were $223,479,000 in net loans and $21,910,000 in securities. During the six-month period ended June 30, 2007, net loans increased 7.51% or $15,618,000 from $207,861,000 at December 31, 2006.

Total liabilities at June 30, 2007 were $242,780,000, up 4.68% from $231,929,000 at December 31, 2006, as demand deposits increased 4.74% or $1,121,000, savings and NOW accounts increased 6.93% or $4,834,000 and time deposits increased 3.42% or $4,695,000 from December 31, 2006.

Total stockholders’ equity at June 30, 2007 was $25,447,000, including $20,760,000 in retained earnings. At December 31, 2006, stockholders’ equity totaled $24,492,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford and Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst opened in November 2006, two branches in Campbell County, one branch in the City of Lynchburg and one branch in Bedford County at Forest. The Company also operates a loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

	3 Months Ended 6/30/2007	3 Months Ended 3/31/2007	3 Months Ended 6/30/2006
Income Statement Highlights	(Unaudited)	(Unaudited)	(Unaudited)
Net Interest Income	$2,525	$2,413	$2,283
Provision for Loan Losses	118	73	81
Noninterest Income	658	607	666
Noninterest Expense	2,095	2,116	1,949
Net Income	660	568	624

	6 Months Ended 6/30/2007	Year Ended 12/31/2006	6 Months Ended 6/30/2006
Income Statement Highlights	(Unaudited)	(Unaudited)	(Unaudited)
Net Interest Income	$4,938	$9,192	$4,449
Provision for Loan Losses	191	339	146
Noninterest Income	1,266	2,500	1,227
Noninterest Expense	4,212	7,825	3,772
Net Income	1,228	2,412	1,200

	6/30/2007	12/31/2006	6/30/2006
Balance Sheet Highlights	(Unaudited)	(Unaudited)	(Unaudited)
Net Loans	$223,479	$207,861	$191,753
Total Investments	21,910	24,866	26,148
Total Assets	268,227	256,421	240,012
Total Deposits	241,467	230,817	215,066
Total Liabilities	242,780	231,929	216,232
Stockholders’ Equity	25,447	24,492	23,780

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com